Exhibit 10.1

PLANAR AMBERGLEN 1195 BUILDING

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is made as of January 1, 2015 by and between Amberglen Properties Limited Partnership, an Oregon limited partnership (“Landlord”), and Planar Systems, Inc., an Oregon corporation (“Tenant”).

RECITALS

A. Landlord’s predecessor in interest, Amberjack, LTD, and Tenant are parties to that certain lease date August 23, 2001 as amended by Amendment No. 1 to Lease dated June 27, 2002 and Second Amendment to Lease dated October 14, 2010 (the “1195 Building Lease”) for the office building located at 1195 NW Compton Drive, Hillsboro, Oregon 97006 (the “1195 Building Premises”). The 1195 Building Premises was formerly known as 20050 NW Gibbs Drive.

B. Landlord and Tenant desire to amend the 1195 Building Lease as provided herein.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:

1. Amendment of Lease.

A. Term. The term of the 1195 Building Lease is extended such that the expiration date of the 1195 Building Lease shall be January 31, 2022.

B. Monthly Base Rent. From November 1, 2016 through January 31, 2022, Tenant shall pay Monthly Base Rent under the 1195 Building Lease as provided below:

Months	Monthly Installments
11/01/16 – 10/31/17	$90,302.50
11/01/17 – 10/31/18	$93,011.58
11/01/18 – 10/31/19	$95,801.92
11/01/19 – 10/31/20	$98,675.98
11/01/20 – 1/31/22	$101,636.26

C. Improvement Allowance. In connection with the extension of the 1195 Building Lease, Tenant accepts the 1195 Building Premises in its “as is” condition and Landlord shall have no obligation to make any improvements to the 1195 Building Premises; provided, however, Landlord shall provide Tenant with an improvement allowance in the amount of $1,947,442 (the “Improvement Allowance”). Within thirty (30) days of the mutual execution of this Amendment, Landlord shall disburse to Tenant a portion of the

Improvement Allowance equal to $609,000. Tenant shall have the right so long as Tenant is not then in default of both the 1195 Building Lease and the 1400 Building Lease (as defined below) to apply a portion of the balance of the Improvement Allowance equal to: (i) $600,626.00 to the monthly base rent that is payable under the 1195 Building Lease for the period commencing on January 1, 2015 and ending on October 31, 2015, and (ii) $737,816.00 to the monthly base rent that is payable under the 1195 Building Lease for the period commencing on November 1, 2015 through December 31, 2016. Any portions of the Improvement Allowance that is applied to monthly base rent under the immediately preceding sentence shall be applied in even monthly amounts throughout the period commencing on January 1, 2015 and ending on October 31, 2015, and for the period commencing on November 1, 2015 through December 31, 2016. If Tenant is in default of the 1195 Building Lease and/or the 1400 Building Lease on the date a portion of the Improvement Allowance is to be disbursed to Tenant and thereafter Tenant cures such default such that Tenant is not then in default, such portion of the Improvement Allowance amount not disbursed to Tenant because of the existence of such default shall then be disbursed by Landlord to Tenant.

D. Option to Extend Lease Term. Landlord hereby grants Tenant the right to extend the Term of the 1195 Building Lease for one (1) additional period of five (5) years (such extended period is hereinafter referred to as the “Extended Term”) on the same terms and conditions contained in the 1195 Building Lease, except that (i) Base Rent for the Extended Term shall be as set forth hereinbelow with annual three percent (3%) escalations on each anniversary of the commencement of the Extended Term, (ii) no additional options to extend shall apply following the expiration of the Extended Term, and (iii) Landlord shall have no obligation to make any improvements to the Premises or contribute any amounts therefor. Written notice of Tenant’s exercise of its option to extend (“Option to Extend”) the Term of the 1195 Building Lease for the Extended Term must be given to Landlord no less than eighteen (18) months prior to the date the Term of the 1195 Building Lease would otherwise expire. If Tenant is in default under the 1195 Building Lease, Tenant shall have no Option to Extend the Term of the 1195 Building Lease until such default is cured within the cure period set forth in the 1195 Building Lease for such default, if any; provided, that the period of time within which said Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise said Option to Extend because of a default. In the event Tenant validly exercises its Option to Extend the Term of the 1195 Building Lease as herein provided, Base Rent shall be adjusted as of the commencement date of the Extended Term to the fair market Base Rent for the Extended Term as follows (but in no event shall it be less than ninety-five percent (95%) of the Base Rent for the month immediately prior to the commencement of the Extended Term):

(1) Not later than six (6) months prior to the commencement of an Extended Term, Landlord shall provide Tenant with Landlord’s determination of the fair market Base Rent for the Extended Term (“Landlord’s Determination of Base Rent for Extended Term”). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord’s Determination of Base Rent for Extended Term. In the event Tenant does not agree to Landlord’s Determination of Base Rent for Extended Term, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Extended Term, such rent to be the fair market Base Rent installment of rent for the Premises for the Extended Term, as defined in Subsection (3) below. If the parties are unable to agree upon the Base Rent for the Extended Term by the date three (3) months prior to the commencement of the Extended Term, then within ten (10) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Extended Term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two (2) appraisers shall meet promptly and attempt to set the Base Rent for the Extended Term. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two (2) appraisers are given to set Base Rent. If the two (2) appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the parties to the 1195 Building Lease, by giving five (5) days’ notice to the other party, may apply to the Arbitration Service of Portland for the selection of a third appraiser meeting the qualifications stated in this Section. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(2) The fair market Base Rent shall be fixed by the appraisers in accordance with the following procedures. Each party-appointed appraiser shall state, in writing, such appraiser’s determination of the fair market Base Rent supported by the reasons therefor and shall make counterpart copies for the other party-appointed appraiser and any neutral appraiser. The party-appointed appraisers shall arrange for a simultaneous exchange of their proposed fair market Base Rent determinations. The role of any neutral appraiser shall be to select whichever of the two (2) proposed determinations of fair market Base Rent most closely approximates the neutral appraiser’s own determination of fair market Base Rent. The neutral appraiser shall have no right to propose a middle ground or any modification of either of the two (2) proposed determinations of fair market Base Rent. The determination of fair market Base Rent the neutral appraiser chooses as that most closely approximating the neutral appraiser’s determination of the fair market Base Rent shall constitute the decision of the appraisers and shall be final and binding upon the parties. The appraisers shall have no power to modify the provisions of the 1195 Building Lease.

(3) For purposes of the appraisal, the term “fair market Base Rent” shall mean the price that a ready and willing tenant would pay, as of the Extended Term commencement date, as a base rent to a ready and willing landlord of premises comparable to the Premises, in terms of size, quality and comparable term, in their then-improved state, in the Hillsboro, Oregon market, if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases over the Extended Term. In no event shall there be deducted from such fair market rental the value of any concessions, including without limitation, tenant improvements, commission and/or “down time.”

(4) Any neutral appraiser’s decision shall be made not later than thirty (30) days after the submission by the appraisers of their proposals with respect to the fair market Base Rent. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the neutral appraiser may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion or willful misconduct by the neutral appraiser, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The Option to Extend the 1195 Building Lease hereby granted is personal to the entity executing this Amendment as tenant and is not transferable (except to “Permitted Transferee” as defined in the 1195 Building Lease); in the event of any assignment or subletting under the 1195 Building Lease to an entity other than a Permitted Transferee, the Option to Extend the 1195 Building Lease shall automatically terminate and shall thereafter be null and void.

E. Option Rights. All option rights, if any, contained in the 1195 Building Lease (other than the Option to Extend Lease Term set forth in Section 1D of this Amendment), including, without limitation, options to extend or renew the term of the 1195 Building Lease, are hereby deleted and are of no force and effect.

F. Early Termination of 1400 Building Lease. Landlord and Tenant are also parties to that certain lease for space for the building (the “1400 Building”) located at 1400 NW Compton Drive, Suite 100, Hillsboro, Oregon 97006 (the “1400 Building Lease”), which 1400 Building Lease expires on January 31, 2018. Subject to the terms and provisions of the 1400 Building Lease, Tenant shall have the right to execute a sublease for space in the 1400 Building for a period that expires no later than October 31, 2016. Any sublease rent profits (net of: (a) any standard brokerage fees actually incurred by Tenant and (b) tenant improvement costs incurred by Tenant, if any) received under such sublease shall be split 75% to Tenant and 25% to Landlord. If Landlord secures a person or entity to lease space in the 1400 Building for a term commencing on or after November 1, 2016, Landlord shall have the right to terminate the 1400 Building Lease upon not less than thirty (30) days written notice to Tenant. If Landlord so terminates the 1400 Building Lease, Tenant shall pay Landlord a termination fee on the date the 1400 Building Lease terminates in an amount equal to one half the Monthly Base Rent and operating expenses reimbursements that would otherwise have been payable under the 1400 Building Lease from and after the date the 1400 Building Lease terminates and January 31, 2018 if the 1400 Building Lease had not been terminated prior to January 31, 2018. By way of example: (i) if the 1400 Building Lease terminates as of November 1, 2016, since the estimated remaining obligation is contemplated to be approximately $960,241, Tenant’s termination payment would be in the amount of $480,120, and (ii) if the 1400 Building Lease terminates as of November 1, 2017, since the estimated remaining obligation is contemplated to be approximately $197,230, Tenant’s termination payment would be in the amount of $98,615. If Landlord desires to terminate the 1400 Building Lease prior to November 1, 2016, Tenant shall not be obligated to consent to such early termination of the 1400 Building Lease, it being understood that any such early termination shall only be on such terms as are then mutually acceptable to Landlord and Tenant.

G. Real Estate Brokers. Jones Lang LaSalle represents the Tenant (“Tenant’s Broker”) whose commission shall be paid by Landlord pursuant to a separate written agreement. Each party represents and warrants to the other that other than Tenant’s Broker, there is no real estate broker or agent who is or may be entitled to any commission or finder’s fee in connection with the representation of such party in this Amendment and each party shall indemnify and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such party’s discussions, negotiations and/or dealings with any real estate broker or agent other than Tenant’s Broker.

2. Representations.

A. Due Authorization. Each party represents and warrants to the other that it has full power and authority to enter into this Amendment without the consent of any other person or entity;

B. No Assignment. Tenant represents and warrants to Landlord that Tenant has not assigned the 1195 Building Lease, or sublet the 1195 Building Premises;

C. No Default. Each party represents and warrants to the other that such party is not in default under the 1195 Building Lease; and

D. Binding Effect. Each party represents and warrants to the other that the 1195 Building Lease is binding on such party and is in full force and effect, and that such party does not have any defenses to the enforcement of the 1195 Building Lease.

3. General Provisions

A. Attorneys’ Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment or the 1195 Building Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys’ and paralegals’ fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.

B. Execution in Counterparts. This Amendment may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party at the party’s address set forth above, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties.

C. Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and no amendment to this Amendment shall be binding upon the parties unless in the form of a written document executed by each party hereto. The 1195 Building Lease shall remain in full force and effect, as amended by this Amendment.

D. Integration. This Amendment contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

Landlord:	AMBERGLEN PROPERTIES LIMITED PARTNERSHIP, an Oregon limited partnership

	By:	Gibralt Amberglen, LLC, a Delaware limited liability company, its general partner

		By:	City Office REIT Operating Partnership, L.P., a Maryland limited partnership, its sole member

			By:	City Office REIT, Inc.,
a Maryland corporation, its
general partner

				By:	/s/ James Farrar
				Name:	James Farrar
				Title:	CEO

Tenant:	PLANAR SYSTEMS, INC., an Oregon corporation

	By:	/s/ Ryan Gray
	Title:	CFO

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